Exhibit 99.3

Gap Inc. Announces Bond Offering

SAN FRANCISCO – APRIL 7, 2011 – Gap Inc. (NYSE: GPS) today announced a public bond offering, expected to price today. The Company intends to use the net proceeds of the offering for general corporate purposes including share repurchases.

Today’s offering is being made under an effective registration statement on file with the U.S. Securities and Exchange Commission (SEC) and available on its website at http://www.sec.gov. This press release is not an offer to sell or a solicitation of an offer to buy these securities. Any offers to sell, or solicitations to buy, will be made solely by means of a prospectus and related prospectus supplement filed with the SEC. A copy of the prospectus and related preliminary prospectus supplement for this offering may be obtained from the following joint book-running managers:

Goldman, Sachs & Co.

Goldman, Sachs & Co., 200 West Street, New York, NY 10282 Attn: Prospectus Department, toll-free at 1-866-471-2526, or by facsimile at 212-902-9316 or by e-mailing prospectus-ny@ny.email.gs.com

J.P. Morgan

J.P. Morgan Securities LLC, 383 Madison Avenue, New York, 10179, Attn: High Grade Syndicate Desk, 3rd Floor, or by calling collect at 212-834-4533

BofA Merrill Lynch

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Attn: Prospectus Department, 100 West 33rd Street, 3rd Floor, New York, NY 10001, toll-free at 1-800-294-1322 or by emailing dg.prospectus_requests@baml.com

Forward-Looking Statements

This press release may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	Expected pricing of bond offering; and

•	Use of proceeds including share repurchases

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the Company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	Risks related to market conditions;

•	Satisfaction of customary closing conditions relating to the offering; and

•	The risk that the Company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program

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Additional information regarding factors that could cause results to differ can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011 and in the prospectus and related preliminary prospectus supplement.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands.

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